Exhibit 99.1

Williams (NYSE: WMB)
One Williams Center
Tulsa, OK 74172
800-Williams
www.williams.com

DATE: Feb. 19, 2014

MEDIA CONTACT:	INVESTOR CONTACTS:
Tom Droege	John Porter	Sharna Reingold
(918) 573-4034	(918) 573-0797	(918) 573-2078

Williams Reports Year-End 2013 Financial Results

—	2013 Net Income is $430 Million, $0.62 per Share; Results Impacted by Lower NGL Margins, Extended Outage at Olefins Plant

—	Adjusted Net Income $559 Million or $0.81 per Share

—	Williams Partners’ Fee-based Revenue Up $209 Million or 8% vs. 2012

—	Continue to Expect More Than 50% Growth in Adjusted Segment Profit + DD&A for 2013 vs. 2015 Guidance Period

—	Geismar Startup Delayed Until June; Expect BI Insurance to Substantially Offset Financial Impact

—	Williams Partners’ Transco Contracts and Adds Large-Scale Atlantic Sunrise Project to Guidance

—	Proposed Bluegrass Project Timing Revised to Better Match Producer Needs

—	Reaffirming Cash-Dividend Growth of 20% in each of 2014 and 2015

Year-End Summary Financial Information	2013		2012
Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.	millions	per share	millions	per share
(Unaudited)

Income from continuing operations	$441	$0.64	$723	$1.15
Income (loss) from discontinued operations	(11)	(0.02)	136	0.22

Net income	$430	$0.62	$859	$1.37

Adjusted income from continuing operations*	$559	$0.81	$695	$1.11

Quarterly Summary Financial Information	4Q 2013		4Q 2012
	millions	per share	millions	per share

Income (loss) from continuing operations	($13)	($0.02)	$151	$0.23
Income (loss) from discontinued operations	(1)	—	(2)	—

Net income (loss)	($14)	($0.02)	$149	$0.23

Adjusted income from continuing operations*	$148	$0.22	$160	$0.25

*	A schedule reconciling income from continuing operations to adjusted income from continuing operations (non-GAAP measures) is available at www.williams.com and as an attachment to this news release.

TULSA, Okla. – Williams’ (NYSE: WMB) announced 2013 unaudited net income attributable to Williams of $430 million, or $0.62 per share on a diluted basis, compared with net income of $859 million, or $1.37 per share on a diluted basis for 2012.

The decline in net income for 2013 was primarily due to lower natural gas liquids (NGL) margins at Williams Partners, as well as the absence of $207 million of income in first-quarter 2012 associated with the sale of certain of the company’s former Venezuela operations, of which $144 million was recorded within discontinued operations. Full-year results were also impacted by over six months of lost production at the Williams Partners’ Geismar olefins plant and $99 million of tax expense on undistributed foreign earnings related to the planned dropdown of our Canadian operations to Williams Partners, which is expected to close by the end of February 2014.

For fourth-quarter 2013, Williams reported a net loss of $14 million, or $.02 per share on a diluted basis, compared with net income of $149 million, or $0.23 per share, for fourth-quarter 2012.

The decrease in fourth-quarter 2013 net income was primarily due to Williams Partners’ Geismar olefins plant being out of service for the entire fourth quarter and a decrease in NGL margins. The fourth quarter was also impacted by the previously mentioned $99 million of tax expense related to the planned Canadian dropdown. These declines were offset by an increase in fee-based revenues at Williams Partners and increased equity earnings from Access Midstream Partners.

Adjusted Income from Continuing Operations

Adjusted income from continuing operations was $559 million, or $0.81 per share, for 2013, compared with $695 million or $1.11 per share for 2012. For fourth-quarter 2013, adjusted income from continuing operations was $148 million, or $0.22 per share, compared with $160 million, or $0.25 per share for fourth quarter 2012.

Lower NGL margins at Williams Partners, including the effects of system-wide ethane rejection, as well as the unmitigated portion of the Geismar plant outage drove the decline in adjusted income from continuing operations during 2013. These were partially offset by higher fee-based revenues and Access Midstream Partners equity earnings in 2013.

Adjusted income from continuing operations reflects the removal of items considered unrepresentative of ongoing operations and is a non-GAAP measure. A reconciliation to the most relevant GAAP measure is attached to this news release.

CEO Comment

Alan Armstrong, Williams’ president and chief executive officer, made the following comments:

“In the face of the past year’s challenges presented by the continued decline in NGL margins and the significant and tragic Geismar incident, we continued to focus on significantly growing our fee-based revenues. This growth was steady throughout 2013 and we expect it to grow even faster in 2014 and 2015 as we deliver on major projects for our customers in a safe and reliable manner. We also continued to win significant new business that will support strong dividend growth for years to come. We increased our full-year dividend to shareholders by 20 percent and we expect strong cash flow growth from Williams Partners and Access Midstream Partners to drive this level of annual dividend growth through the 2014 to 2015 guidance period.

“Late in 2013, we placed into service a number of important projects and we expect to place into service approximately $4.5 billion in new growth projects at the partnership level and an additional $800 million at the Williams level in 2014 and 2015. We continue growing our gathering and processing operations to meet producer needs in the Northeast while following through on a roster of Transco expansions to serve growing markets along the Eastern Seaboard. In the Gulf of Mexico, we’re on schedule to bring into service significant deepwater infrastructure that is well supported by anchor customers and positioned for further upside as the deepwater Gulf of Mexico accelerates.

“In our NGL & Petchem Services business, we are moving the target in-service timing of the joint-venture Bluegrass Pipeline project to mid-to-late 2016 to better align with the needs of producers. We continue to engage in ongoing discussions with potential customers regarding commitments to this large-scale, integrated solution that connects Marcellus-Utica natural gas liquids to diverse domestic markets, fractionation, storage and export facilities in the Gulf Coast.

“We continue to see tremendous appetite for additional firm natural gas transportation capacity from a range of industry participants, as evidenced by our fully-contracted Atlantic Sunrise project, and we’ve identified abundant opportunities to help connect the very best supply basins with the fastest growing markets by building out large-scale, market-integrated infrastructure,” Armstrong said.

Business Segment Results

Williams’ business segments for financial reporting are Williams Partners, Williams NGL & Petchem Services, Access Midstream Partners, and Other.

The Williams Partners segment includes the consolidated results of Williams Partners L.P. (NYSE:WPZ); Williams NGL & Petchem Services includes the results of Williams’ Canadian midstream businesses; and Access Midstream Partners includes the company’s equity earnings from its 50-percent interest in privately held Access Midstream Partners GP, L.L.C. and an approximate 23-percent limited-partner interest in Access Midstream Partners, L.P. (NYSE: ACMP). Prior period segment results have been recast to reflect Williams Partners’ acquisition of Williams’ Gulf Olefins business, which was completed in November 2012.

Consolidated Segment Profit (Loss)	Full Year		4Q
Amounts in millions	2013	2012	2013	2012

Williams Partners	$1,606	$1,812	$342	$441
Williams NGL & Petchem Services	38	99	(18)	27
Access Midstream Partners *	61	—	26	—
Other	(4)	49	(4)	(12)

Total Consolidated Segment Profit	$1,701	$1,960	$346	$456

Adjusted Consolidated Segment Profit (Loss)**	Full Year		4Q
Amounts in millions	2013	2012	2013	2012

Williams Partners	$1,727	$1,849	$485	$449
Williams NGL & Petchem Services	58	99	2	27
Access Midstream Partners *	30	—	21	—
Other	(4)	(4)	(4)	(12)

Total Adjusted Consolidated Segment Profit	$1,811	$1,944	$504	$464

*	Segment results for Access Midstream Partners for 4Q and YTD 2013 includes $15 million and $63 million, respectively, of non-cash amortization of the difference between the cost of Williams’ investment and the company’s underlying share of the net assets of Access Midstream Partners.

**	A schedule reconciling segment profit to adjusted segment profit (non-GAAP measure) is available at www.williams.com and as an attachment to this press release.

Williams Partners

Williams Partners is focused on natural gas transportation, gathering, treating, processing and storage; natural gas liquids fractionation, storage and transportation; olefins production; and oil transportation.

For 2013, Williams Partners reported segment profit of $1.61 billion, compared with $1.81 billion for 2012. For fourth quarter 2013, Williams Partners reported segment profit of $342 million, compared with $441 million for fourth quarter 2012.

The decline in Williams Partners’ segment profit during 2013 is primarily due to $297 million, or 39 percent, lower NGLs margins, as well as the Geismar olefins plant being out of service in the third and fourth quarters. The decrease was partially offset by a $209 million, or 8 percent, increase in fee-based revenues and by $50 million of insurance recoveries related to the Geismar incident.

There is a more detailed description of Williams Partners’ business results in the partnership’s 2013 financial results news release, also issued today.

Williams Partners	2012				2013
Key Operational Metrics	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	4Q Change
									Year-over-year	Sequential
Fee-based Revenues (millions)	$651	$647	$659	$694	$684	$704	$720	$752	8%	4%
NGL Margins (millions)	$242	$189	$167	$154	$121	$105	$118	$111	-28%	-6%
Ethane Equity sales (million gallons)	176	166	163	141	23	37	52	12	-91%	-77%
Per-Unit Ethane NGL Margins ($/gallon)	$0.36	$0.22	$0.12	$0.04	$0.03	$0.02	($0.01)	$0.04	0%	N/A
Non-Ethane Equity sales (million gallons)	132	129	138	138	123	128	128	109	-21%	-15%
Per-Unit Non-Ethane NGL Margins ($/gallon)	$1.36	$1.17	$1.07	$1.08	$0.97	$0.83	$0.92	$1.01	-6%	10%
Olefin Margins (millions)	$74	$70	$77	$77	$118	$88	N/A	N/A	N/A	N/A
Geismar ethylene sales volumes (millions of lbs.)	284	250	263	261	246	211	N/A	N/A	N/A	N/A
Geismar ethylene margin ($/pound)	$0.18	$0.20	$0.22	$0.23	$0.37	$0.33	N/A	N/A	N/A	N/A

Williams NGL & Petchem Services

Williams NGL & Petchem Services primarily includes Williams’ midstream operations in Alberta, Canada, including an oil sands offgas processing plant near Fort McMurray, 260 miles of NGL and olefins pipelines and an NGL/olefins fractionation facility and butylene/butane splitter facility at Redwater. Williams NGL & Petchem Services also includes the proposed Bluegrass Pipeline.

Williams NGL & Petchem Services reported segment profit of $38 million for 2013, compared with segment profit of $99 million for 2012. For the fourth quarter of 2013, Williams NGL & Petchem Services reported segment loss of $18 million, compared with segment profit of $27 million for the fourth quarter 2012.

The decline in segment profit during the year and the fourth quarter was primarily due to a scheduled shutdown for maintenance and tie-in of the newly constructed and commissioned ethane recovery facilities, as well as a third-party outage. Additionally, the write-off of $20 million costs associated with a canceled pipeline project in 2013 contributed to lower results.

Access Midstream Partners

The 2013 segment profit of $61 million for Access Midstream Partners includes $93 million of equity earnings recognized from Access Midstream Partners, L.P. reduced by $63 million noncash amortization of the difference between the cost of Williams’ investment and the company’s underlying share of the net assets of Access Midstream Partners, L.P., as well as noncash gains of $31 million resulting from Access Midstream Partners’ equity issuances in 2013. These equity issuances resulted in the dilution of our ownership of limited partnership units from approximately 24 percent to 23 percent, which is accounted for as though we sold a portion of our investment. In 2013, Williams received regular quarterly distributions totaling $93 million from Access Midstream Partners, L.P.

ACMP raised its fourth quarter cash distribution by 23.3 percent compared to the prior year and 3.7 percent compared to the prior quarter.

Other

The decline in segment profit for 2013 in the Other segment is primarily due to the absence of the gain of $53 million recognized in 2012 related to the 2010 sale of the company’s Accroven investment in Venezuela. This gain has been excluded from the adjusted segment profit for Other.

Recent Operational Achievements

Williams Partners

Northeast G&P

—

Steadily increased the Northeast gathered volumes in 2013 reaching a new monthly average record of 2 billion cubic feet per day in the Utica-Marcellus. Average daily gathered volumes increased 63 percent in fourth quarter 2013 versus fourth quarter 2012. The Susquehanna Supply Hub grew volumes by 70 percent, Ohio Valley Midstream grew volumes by 40 percent and Laurel Mountain grew volumes by 55 percent during the year.

—	On track to expand fractionation capacity and install de-ethanizer and stabilizer in the first half of 2014 at Ohio Valley Midstream to keep pace with producer demand.

Atlantic-Gulf

—

Timely expansions to the Transco pipeline system drove record-breaking volume deliveries in areas stretching from Mississippi to New York City. Transco set a three-day delivery record Jan.6-8, 2014 when it delivered an average of 11.12 million dekatherms per day.

—

Contracted Atlantic Sunrise, a major new Transco expansion that would provide firm transportation service from various supply points along Transco’s Leidy Line in Pennsylvania to demand in the southeast United States. A portion of the project will be jointly owned by Williams Partners and a third party. Williams Partners’ estimated $2.1 billion investment in the project is subject to Board approval. Williams Partners expects to bring Atlantic Sunrise into service in the second half of 2017, assuming all regulatory approvals are received in a timely manner. Additional details are expected to be disclosed later this week.

—

Placed into service on November 1 the remaining capacity of its Northeast Supply Link, after bringing half the capacity into service three months ahead of schedule in response to customer demands. The $390 million project expands Transco’s existing system into the New York market by 250,000 dekatherms per day.

—

Received FERC approval and began preliminary construction work on the $300 million Virginia Southside Expansion, which is designed to provide 270,000 dekatherms per day of incremental, year-round firm natural gas transportation capacity to North Carolina and a new, gas-fired, power-generation plant in Virginia in the second half of 2015.

—

In the Gulf of Mexico, installation of the 215-mile Keathley Canyon Connector 20-inch deepwater pipeline is more than 80 percent complete. The $460 million project, which includes a new shelf platform and an onshore methanol extraction plant, is due to be completed and ready to receive production within the fourth quarter of 2014.

—

In the deepwater Gulf of Mexico, positioned the floating spar and prepared for installation of the platform of Gulfstar One, the first-of-its-kind floating production spar on schedule to start serving our deepwater customers in the third quarter of 2014. The turn-key product, which is part of Williams’ new offshore field development program, combines production handling services with export pipeline, oil and gas gathering and processing services.

—	Received FERC’s draft environmental impact statement in February 2014 regarding the Constitution Pipeline project.

West

—

Placed into service Northwest Pipeline’s South Seattle Lateral expansion on November 1. The $20 million project provides Puget Sound Energy with an additional 64,000 dekatherms per day of delivery capacity.

—	The Willow Creek processing plant in the Piceance Basin achieved a new quarterly average daily inlet volume throughput record of 467 million cubic feet per day in the fourth quarter.

Williams Partners NGL & Petchem Services

—

Continuing to rebuild, turnaround and expand the Geismar Olefins plant, which is now expected to be completed and restarted in June 2014. The expansion will increase the ethylene production capacity by 600 million pounds per year to a total capacity of 1.95 billion pounds per year.

—	Completed a truck rack expansion project at the NGL fractionator and storage facilities near Conway, Kan. The additional loading bay is helping meet increased demand for propane this heating season.

Guidance

The company continues to expect to increase the full-year dividend it pays shareholders by 20 percent in each 2014 and 2015 – to per-share amounts of $1.75 and $2.11, respectively. Williams’ full-year dividend for 2013 was $1.44 per share. The expected quarterly increases in Williams’ dividend are subject to quarterly approval of Williams’ board of directors. Williams has paid a common stock dividend every quarter since 1974.

Williams expects strong cash flow growth from Williams Partners and Access Midstream Partners to drive the cash dividend growth through the 2014 to 2015 guidance period and beyond.

Williams Partners’ profitability and cash flow guidance ranges are unchanged from guidance issued on October 30, 2013. Williams Partners expects adjusted segment profit + DD&A to grow by more than 50 percent for the 2013 versus 2015 guidance period. Several key drivers and assumptions are embedded in this estimate. The largest risks to achieving this growth in 2014 are:

a.	Natural gas and natural gas liquids prices that drive assumed NGL margins and drilling activities, as well as olefins prices and margins.

b.	Recovery of business interruption insurance proceeds offsetting the majority of the Geismar plant outage in 2014, which assumes a June startup.

c.	The timely completion and producer startup of the Gulfstar One project and Discovery’s Keathley Canyon System.

d.	The delivery of new facilities in the Marcellus producing region along with expected volume growth.

e.	The in-service date for Transco’s Rockaway Lateral.

Williams Partners’ Geismar plant is expected to be out of service until June 2014. The expected delay in returning the plant to service resulted from a variety of factors including the extended loss of utilities (primarily steam and electrical systems) severely damaged in the incident; lower than expected productivity due to congestion and complexity from temporary utility equipment impacting both the rebuild and expansion efforts; and restrictions in work-area access due to extensive clean-up procedures. Concurrently, the company is implementing additional systems and processes while conducting the necessary training to support the safe start-up and continued reliable operation of the facility.

Williams Partners has $500 million of combined business interruption and property damage insurance related to this event (subject to deductibles and other limitations) that is expected to significantly mitigate the financial loss. Based on current commodity pricing assumptions and property damage estimates, the company currently estimates approximately $430 million of cash recoveries from insurers related to business interruption losses and approximately $70 million related to property damage. The company’s current estimate of uninsured business interruption loss, property damage loss and other losses totals $83 million, of which $73 million occurred in 2013 and $10 million in 2014. A $50 million payment from insurers was received during the third quarter of 2013. In February 2014, insurers agreed to pay a second installment of $125 million with funds expected to be received in the first quarter.

The assumed expanded plant restart date and repair cost estimate are subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions. The assumed property damage and business interruption insurance proceeds are also subject to various uncertainties and risks that could cause the actual results to be materially different from these assumptions.

Capital expenditures for Williams included in guidance for 2014 and 2015 have been decreased by approximately $500 million. Included in this decrease is a reduction of approximately $1.4 billion in Williams NGL & Petchem Services segment primarily due to a change in the target in-service date of the proposed Bluegrass Pipeline and a shift in certain Canada projects to Williams Partners (following the dropdown). This decrease is significantly offset by approximately $900 million of higher estimated capital expenditures at Williams Partners during this period, which primarily relates to new projects.

Regarding the proposed Bluegrass Pipeline, the updated target in-service date – to mid-to-late 2016 vs. late 2015 – is designed to better align with the needs of producers. The new timeframe is more consistent with evolving market conditions as the Bluegrass Pipeline project continues ongoing discussions with potential customers regarding commitments to the pipeline, fractionation, storage and export services. Completion of this project is subject to all necessary or required approvals, elections, and actions, as well as execution of formal customer commitments.

Williams’ current guidance for its earnings and capital expenditures are displayed in the following table:

Williams Guidance	2014			2015
Amounts are in millions except EPS	Low	Mid	High	Low	Mid	High
Adjusted Segment Profit (1)(2)	$2,200	$2,400	$2,600	$2,820	$3,070	$3,320
Adjusted Segment Profit + DD&A (1)(2)	$3,185	$3,410	$3,635	$3,945	$4,220	$4,495
Capital & Investment Expenditures
Williams Partners	$3,330	$3,615	$3,900	$1,970	$2,175	$2,380
Williams NGL & Petchem Services	780	930	1,080	1,205	1,405	1,605
Other	50	55	60	25	25	25
Total Capital & Investment Expenditures	$4,160	$4,600	$5,040	$3,200	$3,605	$4,010
Adjusted Earnings Per Share (1)(2)	$1.00	$1.10	$1.20	$1.35	$1.50	$1.65

(1)	Adjusted Segment Profit and Adjusted Diluted EPS are adjusted to remove items considered unrepresentative of ongoing operations and are non-GAAP measures. Adjusted Segment Profit + DD&A is also a non-GAAP measure. Reconciliations to the most relevant GAAP measures are attached to this news release.

Year-End Materials to be Posted Shortly; Q&A Webcast Scheduled for Tomorrow

Williams’ year-end 2013 financial results package will be posted shortly at www.williams.com. The package will include the data book and analyst package.

Williams and Williams Partners L.P. will host a joint Q&A live webcast on Thursday, Feb. 20, at 9:30 a.m. EST. A limited number of phone lines will be available at (888) 329-8905. International callers should dial (719) 325-2301. A link to the live year-end webcast, as well as replays of the webcast in both streaming and downloadable podcast formats, will be available for two weeks following the event at www.williams.com and www.williamslp.com.

Form 10-K

The company plans to file its 2013 Form 10-K with the Securities and Exchange Commission next week. Once filed, the document will be available on both the SEC and Williams websites.

Non-GAAP Measures

This press release includes certain financial measures – adjusted segment profit, adjusted segment profit + DD&A, adjusted income from continuing operations (“earnings”) and adjusted earnings per share – that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Adjusted segment profit, adjusted earnings and adjusted earnings per share measures exclude items of income or loss that the company characterizes as unrepresentative of its ongoing operations. Management believes these measures provide investors meaningful insight into the company’s results from ongoing operations.

This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company and aid investor understanding. Neither adjusted segment profit, adjusted segment profit + DD&A, adjusted earnings, nor adjusted earnings per share measures are intended to represent an alternative to segment profit, net income or earnings per share. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.

About Williams (NYSE: WMB)

Williams is one of the leading energy infrastructure companies in North America. It owns interests in or operates 15,000 miles of interstate gas pipelines, 1,000 miles of NGL transportation pipelines, and more than 10,000 miles of oil and gas gathering pipelines. The company’s facilities have daily gas processing capacity of 6.6 billion cubic feet of natural gas, NGL production of more than 200,000 barrels per day and domestic olefins production capacity of 1.35 billion pounds of ethylene and 90 million pounds of propylene per year. Williams owns approximately 64 percent of Williams Partners L.P. (NYSE: WPZ), one of the largest diversified energy master limited partnerships. Williams Partners owns most of Williams’ interstate gas pipeline and domestic midstream assets. Williams also owns Canadian operations and certain domestic olefins pipelines assets, as well as a significant investment in Access Midstream Partners, L.P. (NYSE: ACMP), a midstream natural gas services provider. The company’s headquarters is in Tulsa, Okla. For more information, visit www.williams.com, where the company routinely posts important information.

Our reports, filings, and other public announcements may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.

All statements, other than statements of historical facts, included in this report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will,” “assumes,” “guidance,” “outlook,” “in service date” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

—	Amounts and nature of future capital expenditures;

—	Expansion and growth of our business and operations;

—	Financial condition and liquidity;

—	Business strategy;

—	Cash flow from operations or results of operations;

—	The levels of dividends to stockholders;

—	Natural gas, natural gas liquids and olefins, supply, prices and demand;

—	Demand for our services.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this report. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

—	Whether we have sufficient cash to enable us to pay current and expected levels of dividends;

—	Availability of supplies, market demand and volatility of prices;

—

Inflation, interest rates, fluctuation in foreign exchange rates, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

—	The strength and financial resources of our competitors and the effects of competition;

—	Whether we are able to successfully identify, evaluate and execute investment opportunities;

—	Ability to acquire new businesses and assets and successfully integrate those operations and assets into our existing businesses, as well as successfully expand our facilities;

—	Development of alternative energy sources;

—	The impact of operational and development hazards and unforeseen interruptions;

—	Costs of, changes in, or the results of laws, government regulations (including safety and environmental regulations), environmental liabilities, litigation, and rate proceedings;

—	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

—	Changes in maintenance and construction costs;

—	Changes in the current geopolitical situation;

—	Our exposure to the credit risk of our customers and counterparties;

—	Risks related to financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of capital;

—	The amount of cash distributions from and capital requirements of our investments and joint ventures in which we participate;

—	Risks associated with weather and natural phenomena, including climate conditions;

—	Acts of terrorism, including cybersecurity threats and related disruptions;

—	Additional risks described in our filings with the Securities and Exchange Commission.

Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.

Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Feb. 27, 2013, and each of our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.

# # #

Financial Highlights and Operating Statistics

(UNAUDITED)

Final

December 31, 2013

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Adjusted Income

(UNAUDITED)

	2012					2013
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$287	$133	$152	$151	$723	$162	$149	$143	$(13)	$441

Income (loss) from continuing operations—diluted earnings per common share	$0.47	$0.21	$0.25	$0.23	$1.15	$0.23	$0.22	$0.20	$(0.02)	$0.64

Adjustments:

Williams Partners
Acquisition and transition-related costs	$—	$19	$4	$2	$25	$—	$—	$—	$—	$—
Net loss (recovery) related to Eminence storage facility leak	1	—	1	—	2	—	(5)	5	(2)	(2)
Impairment of certain assets	—	—	6	—	6	—	—	—	—	—
Share of impairments at equity method investee	—	—	—	5	5	—	—	—	7	7
Loss related to Geismar furnace fire	—	—	4	1	5	—	—	—	—	—
Gain on sale of certain assets	—	(6)	—	—	(6)	—	—	—	—	—
Contingency loss (gain)	—	—	—	—	—	(6)	—	9	16	19
Loss related to Geismar Incident	—	—	—	—	—	—	6	4	4	14
Geismar Incident adjustment for insurance timing—business interruption	—	—	—	—	—	—	—	(35)	108	73
Geismar Incident adjustment for insurance timing—repair expense	—	—	—	—	—	—	—	—	10	10

Total Williams Partners adjustments	1	13	15	8	37	(6)	1	(17)	143	121

Access Midstream Partners
Gain associated with ACMP equity issuance	—	—	—	—	—	—	(26)	—	(5)	(31)

Total Access Midstream Partners adjustments	—	—	—	—	—	—	(26)	—	(5)	(31)

Williams NGL & Petchem Services
Write-off of abandoned project	—	—	—	—	—	—	—	—	20	20

Total Williams NGL & Petchem Services adjustments	—	—	—	—	—	—	—	—	20	20

Other
Gain from Venezuela investment	(53)	—	—	—	(53)	—	—	—	—	—

Total Other adjustments	(53)	—	—	—	(53)	—	—	—	—	—

Adjustments included in segment profit (loss)	(52)	13	15	8	(16)	(6)	(25)	(17)	158	110

Adjustments below segment profit (loss)
Reorganization-related costs	—	6	6	12	24	2	—	—	—	2
Gain from Venezuela investment—related interest—Other	(10)	—	—	—	(10)	—	—	—	—	—
Interest income on receivable from sale of Venezuela assets—Other	—	(3)	(2)	(2)	(7)	(13)	(13)	(11)	(13)	(50)
Allocation of adjustments to noncontrolling interests	—	(6)	(5)	(5)	(16)	5	4	9	(46)	(28)

	(10)	(3)	(1)	5	(9)	(6)	(9)	(2)	(59)	(76)

Total adjustments	(62)	10	14	13	(25)	(12)	(34)	(19)	99	34
Less tax effect for above items	11	(6)	(6)	(5)	(6)	1	10	4	(39)	(24)

Adjustments for tax-related items [1]	—	1	1	1	3	1	4	2	101	108

Adjusted income from continuing operations available to common stockholders	$236	$138	$161	$160	$695	$152	$129	$130	$148	$559

Adjusted diluted earnings per common share [2]	$0.39	$0.22	$0.25	$0.25	$1.11	$0.22	$0.19	$0.19	$0.22	$0.81

Weighted-average shares—diluted (thousands)	600,520	626,620	632,019	642,527	625,486	687,143	686,924	687,306	687,712	687,185

[1]	The fourth quarter of 2013 includes a favorable adjustment to reflect taxes on undistributed earnings of certain foreign operations that are no longer considered permanently reinvested.

[2]	Interest expense, net of tax, associated with our convertible debentures has been added back to adjusted income from continuing operations available to common stockholders to calculate adjusted diluted earnings per common share.

Note: The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Income

(UNAUDITED)

	2012					2013
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Service revenues	$677	$667	$675	$710	$2,729	$706	$721	$736	$776	$2,939
Product sales	1,342	1,179	1,077	1,159	4,757	1,104	1,046	887	884	3,921

Total revenues	2,019	1,846	1,752	1,869	7,486	1,810	1,767	1,623	1,660	6,860

Costs and expenses:
Product costs	957	900	771	868	3,496	790	801	710	726	3,027
Operating and maintenance expenses	230	275	261	261	1,027	260	291	269	277	1,097
Depreciation and amortization expenses	168	181	196	211	756	201	198	207	209	815
Selling, general, and administrative expenses	129	149	137	156	571	132	123	130	127	512
Other (income) expense—net	8	9	14	(7)	24	1	4	(29)	58	34

Total costs and expenses	1,492	1,514	1,379	1,489	5,874	1,384	1,417	1,287	1,397	5,485

Equity earnings (losses)	31	27	30	23	111	18	38	37	41	134
Income (loss) from investments	52	(1)	—	(2)	49	(1)	25	(1)	5	28
General corporate expenses	40	50	43	55	188	44	43	40	37	164

Total segment profit (loss)	650	408	446	456	1,960	487	456	412	346	1,701

Reclass equity earnings (losses)	(31)	(27)	(30)	(23)	(111)	(18)	(38)	(37)	(41)	(134)
Reclass income (loss) from investments	(52)	1	—	2	(49)	1	(25)	1	(5)	(28)
Reclass general corporate expenses	(40)	(50)	(43)	(55)	(188)	(44)	(43)	(40)	(37)	(164)

Operating income (loss)	527	332	373	380	1,612	426	350	336	263	1,375
Equity earnings (losses)	31	27	30	23	111	18	38	37	41	134
Interest incurred	(141)	(140)	(140)	(147)	(568)	(152)	(151)	(151)	(157)	(611)
Interest capitalized	10	12	11	26	59	24	24	27	26	101
Other investing income—net	69	3	3	2	77	13	39	10	19	81
Other income (expense)—net	(4)	3	—	(1)	(2)	(2)	2	1	(1)	—

Income (loss) from continuing operations before income taxes	492	237	277	283	1,289	327	302	260	191	1,080
Provision (benefit) for income taxes	133	71	77	79	360	96	102	62	141	401

Income (loss) from continuing operations	359	166	200	204	929	231	200	198	50	679
Income (loss) from discontinued operations	136	(1)	3	(2)	136	(1)	(8)	(1)	(1)	(11)

Net income (loss)	495	165	203	202	1,065	230	192	197	49	668
Less: Net income attributable to noncontrolling interests	72	33	48	53	206	69	50	56	63	238

Net income (loss) attributable to The Williams Companies, Inc.	$423	$132	$155	$149	$859	$161	$142	$141	$(14)	$430

Amounts attributable to The Williams Companies, Inc.:
Income (loss) from continuing operations	$287	$133	$152	$151	$723	$162	$149	$143	$(13)	$441
Income (loss) from discontinued operations	136	(1)	3	(2)	136	(1)	(7)	(2)	(1)	(11)

Net income (loss)	$423	$132	$155	$149	$859	$161	$142	$141	$(14)	$430

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.47	$0.21	$0.25	$0.23	$1.15	$0.23	$0.22	$0.20	$(0.02)	$0.64
Income (loss) from discontinued operations	0.23	—	—	—	0.22	—	(0.01)	—	—	(0.02)

Net income (loss)	$0.70	$0.21	$0.25	$0.23	$1.37	$0.23	$0.21	$0.20	$(0.02)	$0.62

Weighted-average number of shares used in computations (thousands)	600,520	626,620	632,019	642,527	625,486	687,143	686,924	687,306	683,552	687,185

Common shares outstanding at end of period (thousands)	595,271	626,563	627,093	681,310	681,310	682,591	683,063	683,334	683,777	683,777
Market price per common share (end of period)	$30.81	$28.82	$34.97	$32.74	$32.74	$37.46	$32.47	$36.36	$38.57	$38.57

Common dividends per share	$0.25875	$0.300	$0.3125	$0.325	$1.19625	$0.33875	$0.3525	$0.36625	$0.38	$1.4375

Note: The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of GAAP “Segment Profit (Loss)” to Non-GAAP “Adjusted Segment Profit (Loss)” and “Adjusted Segment Profit + DD&A”

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Segment profit (loss):

Williams Partners	$551	$391	$429	$441	$1,812	$456	$403	$405	$342	$1,606
Williams NGL & Petchem Services	40	16	16	27	99	36	22	(2)	(18)	38
Access Midstream Partners	—	—	—	—	—	—	29	6	26	61
Other	59	1	1	(12)	49	(5)	2	3	(4)	(4)

Total segment profit (loss)	$650	$408	$446	$456	$1,960	$487	$456	$412	$346	$1,701

Adjustments:

Williams Partners	$1	$13	$15	$8	$37	$(6)	$1	$(17)	$143	$121
Williams NGL & Petchem Services	—	—	—	—	—	—	—	—	20	20
Access Midstream Partners	—	—	—	—	—	—	(26)	—	(5)	(31)
Other	(53)	—	—	—	(53)	—	—	—	—	—

Total segment adjustments	$(52)	$13	$15	$8	$(16)	$(6)	$(25)	$(17)	$158	$110

Adjusted segment profit (loss):

Williams Partners	$552	$404	$444	$449	$1,849	$450	$404	$388	$485	$1,727
Williams NGL & Petchem Services	40	16	16	27	99	36	22	(2)	2	58
Access Midstream Partners	—	—	—	—	—	—	3	6	21	30
Other	6	1	1	(12)	(4)	(5)	2	3	(4)	(4)

Total adjusted segment profit (loss)	$598	$421	$461	$464	$1,944	$481	$431	$395	$504	$1,811

Depreciation and amortization (DD&A):

Williams Partners	$159	$171	$185	$199	$714	$190	$185	$190	$193	$758
Williams NGL & Petchem Services	4	3	6	7	20	7	6	11	9	33
Access Midstream Partners*	—	—	—	—	—	17	15	16	15	63
Other	5	7	5	5	22	4	7	6	7	24

Total depreciation and amortization	$168	$181	$196	$211	$756	$218	$213	$223	$224	$878

Adjusted segment profit (loss) + DD&A

Williams Partners	$711	$575	$629	$648	$2,563	$640	$589	$578	$678	$2,485
Williams NGL & Petchem Services	44	19	22	34	119	43	28	9	11	91
Access Midstream Partners	—	—	—	—	—	17	18	22	36	93
Other	11	8	6	(7)	18	(1)	9	9	3	20

Total adjusted segment profit (loss) + DD&A	$766	$602	$657	$675	$2,700	$699	$644	$618	$728	$2,689

*	DD&A adjustment for Access Midstream Partners reflects the amortization of the basis difference between Williams’ investment and its proportional share of the underlying net assets.

Note: Segment profit (loss) includes equity earnings (losses) and income (loss) from investments reported in other investing income—net in the Consolidated Statement of Income. Equity earnings (losses) results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

Williams Partners

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Service revenues	$673	$664	$668	$704	$2,709	$701	$715	$731	$763	$2,910
Product sales	1,295	1,153	1,049	1,114	4,611	1,055	1,012	855	853	3,775

Total revenues	1,968	1,817	1,717	1,818	7,320	1,756	1,727	1,586	1,616	6,685
Segment costs and expenses:
Product costs	974	907	781	864	3,526	798	810	718	722	3,048
Operating and maintenance expenses	220	264	252	251	987	246	279	245	259	1,029
Depreciation and amortization expenses	159	171	185	199	714	190	185	190	193	758
Selling, general, and administrative expenses	88	99	90	92	369	81	81	85	86	333
Other (income) expense—net	6	12	10	(5)	23	3	4	(26)	34	15

Total segment costs and expenses	1,447	1,453	1,318	1,401	5,619	1,318	1,359	1,212	1,294	5,183
Equity earnings	30	27	30	24	111	18	35	31	20	104

Reported segment profit	551	391	429	441	1,812	456	403	405	342	1,606
Adjustments	1	13	15	8	37	(6)	1	(17)	143	121

Adjusted segment profit	$552	$404	$444	$449	$1,849	$450	$404	$388	$485	$1,727

Operating statistics
Interstate Transmission
Throughput (Tbtu)	927.0	779.5	818.6	907.5	3,432.6	1,046.6	850.0	925.4	1,047.9	3,869.9
Avg. daily transportation volumes (Tbtu)	10.2	8.5	8.9	9.9	9.4	11.6	9.3	10.0	11.4	10.6
Avg. daily firm reserved capacity (Tbtu)	11.7	11.6	11.7	12.0	11.7	12.3	11.9	11.8	12.3	12.1

Gathering and Processing*
Gathering volumes (Tbtu)	382	402	413	419	1,616	405	429	442	455	1,731
Plant inlet natural gas volumes (Tbtu)	405	403	415	422	1,645	389	408	393	359	1,549

Ethane equity sales (million gallons)	176	166	163	141	646	23	37	52	12	124
Non-ethane equity sales (million gallons)	132	129	138	138	537	123	128	128	109	488

NGL equity sales (million gallons)	308	295	301	279	1,183	146	165	180	121	612

Ethane margin ($/gallon)	$0.36	$0.22	$0.12	$0.04	$0.19	$0.03	$0.02	$(0.01)	$0.04	$0.01
Non-ethane margin ($/gallon)	$1.36	$1.17	$1.07	$1.08	$1.17	$0.97	$0.83	$0.92	$1.01	$0.93
NGL margin ($/gallon)	$0.79	$0.64	$0.55	$0.55	$0.64	$0.83	$0.64	$0.65	$0.91	$0.74

Ethane production (million gallons)	438	401	402	361	1,602	160	186	181	136	663
Non-ethane production (million gallons)	365	375	400	423	1,563	368	404	401	363	1,536

NGL production (million gallons)	803	776	802	784	3,165	528	590	582	499	2,199

Petrochemical Services
Geismar ethylene sales volumes (million lbs)	284	250	263	261	1,058	246	211	10	—	467
Geismar ethylene margin ($/lb)	$0.18	$0.20	$0.22	$0.23	$0.21	$0.37	$0.33	$0.10	$—	$0.34

Equity investments—100%
Discovery NGL equity sales (million gallons)	20	16	17	19	72	19	18	6	6	49
Discovery NGL production (million gallons)	71	62	58	69	260	63	64	45	46	218
Laurel Mountain gathering volumes (Tbtu)	15	16	22	27	80	27	29	32	36	124
Overland Pass NGL transportation volumes (Mbbls)	13,968	12,843	12,527	11,904	51,242	7,402	11,151	13,174	11,463	43,190

*	Excludes volumes associated with partially owned assets that are not consolidated for financial reporting purposes.

Williams NGL & Petchem Services

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Revenues:
Fee-based revenues	$—	$—	$2	$3	$5	$2	$1	$—	$1	$4
Olefin and NGL production sales	89	50	60	75	274	88	71	59	51	269

Total revenues	89	50	62	78	279	90	72	59	52	273

Segment costs and expenses:
Olefin and NGL production cost of goods sold	29	18	22	29	98	31	30	21	22	104
Operating and maintenance expenses	8	8	8	7	31	12	10	22	10	54
Selling, general, and administrative expenses	5	6	6	9	26	4	5	7	7	23
Depreciation and amortization expenses	4	3	6	7	20	7	6	11	9	33
Other (income) expense—net	3	(1)	4	(1)	5	—	(1)	—	22	21

Total segment costs and expenses	49	34	46	51	180	54	50	61	70	235

Reported segment profit (loss)	40	16	16	27	99	36	22	(2)	(18)	38
Adjustments	—	—	—	—	—	—	—	—	20	20

Adjusted segment profit (loss)	$40	$16	$16	$27	$99	$36	$22	$(2)	$2	$58

Operating statistics
Canadian propylene sales volumes (million lbs)	41	30	42	40	153	35	36	27	20	118
Canadian NGL sales volumes (million gallons)*	47	26	39	53	165	55	45	36	36	172

* NGL products include: propane, normal butane, isobutane/butylene (butylene), and condensate.

Access Midstream Partners (UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Equity earnings						$17	$18	$22	$36	$93
Less: Amortizations of equity investment basis differences						17	15	16	15	63

Total equity earnings						—	3	6	21	30
Other investing income—net						—	26	—	5	31

Reported segment profit						—	29	6	26	61
Adjustments						—	(26)	—	(5)	(31)

Adjusted segment profit						$—	$3	$6	$21	$30

Distributions received						$20	$22	$22	$29	$93

Capital Expenditures and Investments

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Capital expenditures:
Williams Partners	$260	$524	$665	$663	$2,112	$608	$710	$799	$816	$2,933
Williams NGL & Petchem Services**	64	65	62	203	394	100	102	205	207	614
Other**	5	4	3	11	23	5	5	8	7	25

Total*	$329	$593	$730	$877	$2,529	$713	$817	$1,012	$1,030	$3,572

Purchase of businesses:
Williams Partners	$325	$1,724	$—	$—	$2,049	$—	$—	$—	$—	$—
Other	—	—	—	—	—	—	—	—	6	6

Total	$325	$1,724	$—	$—	$2,049	$—	$—	$—	$6	$6

Purchase of investments:
Williams Partners	$48	$136	$98	$189	$471	$93	$89	$162	$95	$439
Williams NGL & Petchem Services**	—	—	—	—	—	—	2	—	10	12
Other**	—	—	—	2,180	2,180	—	4	—	—	4

Total	$48	$136	$98	$2,369	$2,651	$93	$95	$162	$105	$455

Summary:
Williams Partners	$633	$2,384	$763	$852	$4,632	$701	$799	$961	$911	$3,372
Williams NGL & Petchem Services**	64	65	62	203	394	100	104	205	217	626
Other**	5	4	3	2,191	2,203	5	9	8	13	35

Total	$702	$2,453	$828	$3,246	$7,229	$806	$912	$1,174	$1,141	$4,033

Capital expenditures incurred and purchase of investments:
Increases to property, plant, and equipment	$371	$628	$785	$971	$2,755	$732	$873	$1,080	$968	$3,653
Purchase of businesses	325	1,724	—	—	2,049	—	—	—	6	6
Purchase of investments	48	136	98	2,369	2,651	93	95	162	105	455

Total	$744	$2,488	$883	$3,340	$7,455	$825	$968	$1,242	$1,079	$4,114

*Increases to property, plant, and equipment	$371	$628	$785	$971	$2,755	$732	$873	$1,080	$968	$3,653
Changes in related accounts payable and accrued liabilities	(42)	(35)	(55)	(94)	(226)	(19)	(56)	(68)	62	(81)

Capital expenditures	$329	$593	$730	$877	$2,529	$713	$817	$1,012	$1,030	$3,572

**	Williams NGL & Petchem Services recast to include Bluegrass Pipeline Company LLC and a 50-percent equity investment in Moss Lake Fractionation LLC, previously included in Other.

Depreciation and Amortization and Other Selected Financial Data

(UNAUDITED)

	2012					2013
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year
Depreciation and amortization:
Williams Partners	$159	$171	$185	$199	$714	$190	$185	$190	$193	$758
Williams NGL & Petchem Services	4	3	6	7	20	7	6	11	9	33
Other	5	7	5	5	22	4	7	6	7	24

Total	$168	$181	$196	$211	$756	$201	$198	$207	$209	$815

Other selected financial data:
Cash and cash equivalents	$1,100	$679	$996	$839	$839	$702	$824	$732	$681	$681
Total assets	$17,790	$20,267	$21,263	$24,327	$24,327	$24,816	$25,657	$26,455	$27,169	$27,169
Capital structure:
Debt
Commercial paper	$—	$—	$—	$—	$—	$—	$710	$371	$225	$225
Current	$329	$4	$2	$1	$1	$1	$1	$1	$1	$1
Noncurrent	$8,366	$9,033	$9,512	$10,735	$10,735	$10,610	$10,359	$10,359	$11,353	$11,353
Stockholders’ equity	$2,622	$2,961	$3,092	$4,752	$4,752	$4,795	$4,694	$4,948	$4,864	$4,864
Debt to debt-plus-stockholders’ equity ratio	76.8%	75.3%	75.5%	69.3%	69.3%	68.9%	70.2%	68.4%	70.4%	70.4%

2014 Forecast Guidance—Reported to Adjusted

	February 19 Guidance
	Reported	Adjustment	Adjusted
(Dollars in millions, except earnings per share)	Low — High	Items	Low — High
Segment profit	$2,298 — $2,698	$(98)	$2,200 — $2,600

Net interest expense	(565) — (595)	—	(565) — (595)

General corporate/other/rounding	(135) — (145)	—	(135) — (145)

Pretax income	1,598 — 1,958	(98)	1,500 — 1,860

Provision for income tax	(473) — (593)	58	(415) — (535)

Income from continuing operations	$1,125 — $1,365	$(40)	$1,085 — $1,325

Net income attributable to noncontrolling interests	(435) — (535)	45	(390) — (490)

Amounts attributable to Williams:

Income from continuing operations	$690 — $830	$5	$695 — $835

Diluted EPS	$0.99 — $1.20		$1.00 — $1.20

Note: Guidance assumes the planned dropdown to Williams Partners of Williams’ currently in-service Canadian assets is completed in February 2014. The planned dropdown is subject to successful negotiation of a transaction between Williams and Williams Partners. Earnings guidance for Williams NGL & Petchem Services, which currently includes the planned dropdown assets, has been reduced pursuant to the anticipated transfer of these expected earnings to Williams Partners.

Segment Profit Guidance—Reported to Adjusted

	February 19 Guidance
	2014			2015
(Dollars in millions)	Low	Midpoint	High	Low	Midpoint	High
Reported segment profit:
Williams Partners (WPZ)	$2,292	$2,472	$2,652	$2,610	$2,830	$3,050
Williams NGL & Petchem Services	(49)	(47)	(44)	80	90	100
Access Midstream Partners	25	43	60	65	85	105
Other	30	30	30	65	65	65

Total Reported segment profit	$2,298	$2,498	$2,698	$2,820	$3,070	$3,320

Adjustments:
Williams Partners-Geismar Incident adjustment for insurance timing-business interruption	$(104)	$(104)	$(104)	$—	$—	$—
Williams Partners-Geismar Incident adjustment for insurance timing-repair expense	22	22	22	—	—	—
Williams Partners-Geismar involuntary conversion gain	(45)	(45)	(45)	—	—	—
Williams NGL & Petchem Services	29	29	29	—	—	—
Access Midstream Partners	—	—	—	—	—	—
Other	—	—	—	—	—	—

Total Adjustments	$(98)	$(98)	$(98)	$—	$—	$—

Adjusted segment profit (loss):
Williams Partners (WPZ)	$2,165	$2,345	$2,525	$2,610	$2,830	$3,050
Williams NGL & Petchem Services	(20)	(18)	(15)	80	90	100
Access Midstream Partners	25	43	60	65	85	105
Other	30	30	30	65	65	65

Total Adjusted segment profit (loss)	$2,200	$2,400	$2,600	$2,820	$3,070	$3,320

Depreciation and amortization (DD&A):
Williams Partners (WPZ)	$895	$920	$945	$1,010	$1,035	$1,060
Williams NGL & Petchem Services	5	5	5	25	25	25
Access Midstream Partners*	60	60	60	60	60	60
Other	25	25	25	30	30	30

Total depreciation and amortization	$985	$1,010	$1,035	$1,125	$1,150	$1,175

* Amortization adjustment for Access Midstream Partners reflects the amortization of the basis difference between Williams’ investment and its proportional share of the underlying net assets.

Adjusted segment profit (loss) + DD&A
Williams Partners (WPZ)	$3,060	$3,265	$3,470	$3,620	$3,865	$4,110
Williams NGL & Petchem Services	(15)	(13)	(10)	105	115	125
Access Midstream Partners	85	103	120	125	145	165
Other	55	55	55	95	95	95

Total adjusted segment profit + DD&A	$3,185	$3,410	$3,635	$3,945	$4,220	$4,495

Reconciliation of Forecasted Reported Income from Continuing Operations to Adjusted Income from Continuing Operations

	February 19 Guidance
	2014			2015
(Dollars in millions, except earnings per share)	Low	Midpoint	High	Low	Midpoint	High

Reported income from continuing operations	$690	$760	$830	$965	$1,070	$1,175

Adjustments—pretax	(53)	(53)	(53)	—	—	—

Less taxes	58	58	58	—	—	—

Adjustments—after tax	5	5	5	—	—	—
Adjusted income from continuing ops	$695	$765	$835	$965	$1,070	$1,175

Adjusted diluted EPS	$1.00	$1.10	$1.20	$1.35	$1.50	$1.65

Note: All amounts attributable to Williams